Exhibit 99.2

CRANE CO.     100 FIRST STAMFORD PLACE     STAMFORD, CT 06902-6784

Max H. Mitchell	Tel: ***
President and	Fax: ***
Chief Executive Officer	e-mail: ***

April 30, 2019

Board of Directors

CIRCOR International, Inc.

30 Corporate Drive, Suite 200

Burlington, MA 01803

Attn: Mr. Scott A. Buckhout, President and Chief Executive Officer

VIA email and UPS

Dear Scott:

Thank you for speaking with me today. I write to confirm Crane Co.’s (“Crane”) interest in acquiring CIRCOR International, Inc. (“CIRCOR”) in an all-cash transaction. We believe that our proposal provides an outstanding opportunity for your stockholders to realize a significant premium to the current trading price of CIRCOR shares and to enjoy immediate liquidity, while eliminating the business execution risks associated with CIRCOR’s stand-alone strategic plan. The combined company will have a larger platform and greater growth potential, providing CIRCOR’s customers with improved product and service offerings and creating enhanced advancement opportunities for CIRCOR’s employees.

Price: Crane proposes to acquire all of the issued and outstanding shares of CIRCOR for $45.00 per share in cash. Our proposal represents:

•	A premium of 33% over the closing share price on April 30, 2019

•	A premium of 52% over the previous 90 trading day volume weighted average share price

•	A last twelve months EBITDA multiple of 13.5x as of March 31, 2019

Board of Directors

CIRCOR International, Inc.

April 30, 2019

Financing: We expect to have full financing commitments at the time we enter into a definitive agreement. Our definitive agreement will not include a financing contingency.

Due diligence: We have reviewed CIRCOR’s publicly available information, and have a focused list of additional due diligence questions. In order to submit a final proposal, we will need to complete normal course due diligence. We are prepared to dedicate all necessary resources to complete due diligence expeditiously.

Approvals: This proposal has the full support of the Crane Board of Directors. We would negotiate the definitive merger agreement in parallel with our due diligence, with the aim of approving and executing it shortly after completing our due diligence. We do not anticipate any significant regulatory hurdles to closing the transaction promptly after signing a merger agreement. In addition to completion of our confirmatory due diligence review, our proposal is subject to customary conditions, including, among others, negotiation and execution of a mutually satisfactory merger agreement, and approval by the Crane Board of Directors.

Next Steps: Because of the compelling value to CIRCOR stockholders represented by our proposal, we hope you will provide us with access to the non-public information necessary to confirm our proposal. To that end, our leadership team, together with our advisors, will make ourselves available to meet with you to discuss all aspects of our proposal and answer any questions you may have at your earliest convenience.

Confidentiality and Timing: We prefer to conduct our negotiations with you privately and quickly. Therefore, we look forward to your response to our proposal by May 13, 2019. This letter is being submitted to you on the understanding that the existence of this letter and its contents will be kept confidential and will not be disclosed to anyone other than CIRCOR’s Board of Directors, senior officers, and financial and legal advisors.

This letter and our proposal constitute only a preliminary non-binding indication of interest to acquire the outstanding shares of CIRCOR. This letter does not create or constitute any legally binding obligation or commitment by us regarding the proposed transaction, and there will be no legally binding agreement between us regarding the proposed transaction unless and until a definitive merger agreement is executed by Crane and CIRCOR.

Board of Directors

CIRCOR International, Inc.

April 30, 2019

Please feel free to contact me directly as needed.

I hope that you and the CIRCOR Board of Directors will recognize the outstanding opportunity for your stockholders represented by our proposal. We look forward to working together with you to complete the transaction on mutually agreeable terms.

Sincerely yours,

/s/ Max H. Mitchell

Max H. Mitchell

President and Chief Executive Officer

Important Notice Regarding Forward-Looking Statements

This communication may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current beliefs, expectations, plans, assumptions and objectives regarding the future financial performance of Crane Co. (the “Company”) and CIRCOR International, Inc. (“CIRCOR”) and are subject to significant risks and uncertainties. Such risks and uncertainties include, but are not limited to, risks related to the expected timing and likelihood of completion of a potential transaction between the Company and CIRCOR, including the risk that the potential transaction may not occur, and the risk that any announcements relating to the potential transaction could have adverse effects on the market price of the Company’s or CIRCOR’s common stock. Any discussions contained in this presentation, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in these forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, CIRCOR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and subsequent reports filed with the Securities and Exchange Commission (the “SEC”), and will be found in the definitive proxy statement that will be filed with the SEC by CIRCOR if a negotiated transaction is agreed to. Such reports are available on the SEC’s website (www.sec.gov). The Company does not undertake to update any forward-looking statements.

Additional Information and Where to Find It

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This communication does not constitute a solicitation of a proxy from any stockholder. This communication relates only to a proposal that the Company has made for a business combination with CIRCOR. In furtherance of the acquisition proposal, and subject to future developments, the Company and CIRCOR may file additional relevant materials with the SEC, including that CIRCOR will file a preliminary proxy statement on Schedule 14A if a negotiated transaction is agreed to. Following the filing of the definitive proxy statement with the SEC (if and when available), CIRCOR will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed transaction. INVESTORS ARE URGED TO READ THE PROXY STATEMENT IF AND WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors may obtain the proxy statement, as well as other filings containing information about the Company and CIRCOR, free of charge, from the SEC’s Web site (www.sec.gov). Investors may also obtain the Company’s SEC filings in connection with the transaction, free of charge, from the Company’s Web site (www.craneco.com).